Exhibit 10.6(b)

FORM OF OPTION AWARD AGREEMENT

Portillo’s Inc.

2021 Equity Incentive Plan

Stock Option Award Agreement

This Stock Option Award Agreement (this “Agreement”) is made by and between Portillo’s Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”), effective as of October [•], 2021 (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Portillo’s Inc. 2021 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant options to purchase shares of Common Stock on the terms and conditions set forth in the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.

Grant of Award. The Company hereby grants to the Participant, effective as of the Date of Grant, options to purchase [•] shares of Common Stock (“Options”), on the terms and conditions set forth in the Plan and this Agreement. The Options are intended to be Nonqualified Stock Options.

2.	Exercise Price. The exercise price of each Stock Option is $[•] per share of Common Stock, subject to adjustment as set forth in the Plan (the “Exercise Price”).

3.	Vesting. Subject to the terms and conditions set forth in the Plan and this Agreement, the Options shall vest or be forfeited as follows:

(a)

Tranche 1 Performance Options. One-third (1/3rd) of the Options will vest on the third anniversary of the Date of Grant if the 20-Day VWAP for a share of Common Stock is $[•][1] per share measured over any twenty (20) consecutive trading day period commencing on the second anniversary of the Date of Grant and ending on the last trading day immediately preceding the third anniversary of the Date of Grant, subject to the Participant’s continued Service on the third anniversary of the Date of Grant. For the avoidance of doubt, if any Options subject to this Section 3(a) fail to vest, the unvested portion of such Options shall be forfeited and shall not be eligible to vest in a subsequent year.

[1]	NTD: 1.5 times the IPO Price.

(b)

Tranche 2 Performance Options. One-third (1/3rd) of the Options will vest on the fourth anniversary of the Date of Grant if the 20-Day VWAP for a share of Common Stock is $[•][2] per share measured over any twenty (20) consecutive trading day period commencing on the third anniversary of the Date of Grant and ending on the last trading day immediately preceding the fourth anniversary of the Date of Grant, subject to the Participant’s continued Service on the fourth anniversary of the Date of Grant. For the avoidance of doubt, if any Options subject to this Section 3(b) fail to vest, the unvested portion of such Options shall be forfeited and shall not be eligible to vest in a subsequent year.

(c)

Tranche 3 Performance Options. One-third (1/3rd) of the Options will vest on the fifth anniversary of the Date of Grant if the 20-Day VWAP for a share of Common Stock is $[•][3] per share measured over any twenty (20) consecutive trading day period commencing on the fourth anniversary of the Date of Grant and ending on the last trading day immediately preceding the fifth anniversary of the Date of Grant, subject to the Participant’s continued Service on the fifth anniversary of the Date of Grant. For the avoidance of doubt, if any Options subject to this Section 3(c) fail to vest, the unvested portion of such Options shall be forfeited and shall not be eligible to vest in a subsequent year.

(d)

“20-Day VWAP” means, in relation to the Common Stock on a specified reference date, the volume weighted average price of the Common Stock for the twenty (20) consecutive trading days immediately preceding such reference date (calculated and rounded to the fifth decimal place (i.e. the sixth decimal place rounded up if greater than or equal to five and rounded down if less than five), and as further determined and adjusted, if applicable, in accordance with Section 4.4 of the Plan.

4.	Forfeiture; Acceleration; and Expiration

(a)

Termination of Service. Except as set forth in Section 4(b), upon termination of the Participant’s Service for any reason or no reason, any then unvested Options will be forfeited immediately, automatically and without consideration; provided, that if the Participant’s Service is terminated by the Company without Cause or due to the Participant’s death or Disability, the Performance Options that are eligible to vest in the year of termination, if any, shall remain outstanding and eligible to vest in accordance with the terms of this Agreement, but without regard to the continuing Service requirement. In the event the Participant’s Service is terminated for Cause, all vested Options will also be forfeited immediately, automatically and without consideration upon such termination for Cause. Without limiting the generality of the foregoing, the Options and the shares of Common Stock (and any resulting proceeds) will continue to be subject to Sections 12.2 (Termination for Cause) and 12.3 (Right of Recapture) of the Plan.

(b)

Change in Control. Except as set forth in Section 4(c), if one or more stock price targets set forth in Section 3(a) through Section 3(c) are achieved based on the price per share of Common Stock paid in connection with a Change in Control, the Options for which such stock price targets have been achieved (excluding, for the avoidance of doubt, any Options that were forfeited as a result of a failure to achieve the stock price target in a performance year prior to the year of such Change in Control) (the “CIC Vesting Eligible Options”) shall remain outstanding and eligible to vest solely based on the time-based vesting criteria set forth in Section 3(a), Section 3(b) and/or Section 3(c), as applicable, and any Options for which the stock price target was not attained in connection with such Change in Control shall be

[2]	NTD: 2 times the IPO Price.
[3]	NTD: 2.5 times the IPO Price.

forfeited. Upon termination of the Participant’s Service by the Participant for Good Reason, by the Company without Cause or due to the Participant’s death or Disability upon or following a Change in Control, all outstanding CIC Vesting Eligible Options shall vest on the date of the Participant’s termination of Service. For purposes of this Agreement, “Good Reason” [and “Cause”] shall have the meanings set forth in Exhibit A of this Agreement.

(c)

Accelerated Vesting. Notwithstanding the foregoing, if the acquiring, surviving or successor entity in the Change in Control does not assume, continue or substitute the CIC Vesting Eligible Options, all CIC Vesting Eligible Options shall fully as of the date of such Change in Control, and any Options for which the stock price target was not attained in connection with such Change in Control shall be forfeited.

(d)	Expiration. Any unexercised Options will expire on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in Section 4 of this Agreement or in the Plan.

5.	Period of Exercise.

(a)	Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested Options at any time prior to the earliest to occur of:

(i)	the Expiration Date;

(ii)	the date that is twelve (12) months following termination of the Participant’s Service due to death or Disability;

(iii)	the date that is ninety (90) days following termination of the Participant’s Service other than for death, Disability or Cause; or

(iv)	the date of termination of the Participant’s Service for Cause.

(b)

Extension of Termination Date. If following the Participant’s termination of Service for any reason the exercise of the Options is prohibited because the exercise of the Options would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange, then the expiration of the Options shall be tolled until the earlier of (i) date that is thirty (30) days after the end of the period during which the exercise of the Options would be in violation of such registration or other securities requirements or (ii) the Expiration Date.

6.	Manner of Exercise.

(a)

Election to Exercise. The Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) may exercise all or any part of the vested Options by delivering to the Company an executed stock option exercise notice in such form as is approved by the Committee from time to time, which shall set forth: (i) the Participant’s election to exercise the Options, (ii) the number of shares of Common Stock being purchased, (iii) any restrictions imposed on the shares, and (iv) any representations, warranties and agreements regarding the Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than the Participant exercises the Options, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Options.

(b)

Withholding Requirements. The Company shall have the power and the right to require the Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any shares of Common Stock deliverable under this Agreement to satisfy such withholding obligation, or in the sole discretion of the Committee, such greater amount necessary to satisfy the Participant’s maximum expected tax liability, provided that such withholding does not result in adverse tax or accounting consequences to the Company (collectively, “Withheld Taxes”); provided further, that any obligations to pay Withheld Taxes may be satisfied in the manner in which the Exercise Price is permitted to be paid under Section 6(c) or any other manner permitted by the Plan.

(c)

Payment of Exercise Price. The entire Exercise Price of the Options shall be payable in full at the time of exercise. All or part of the Exercise Price and any Withheld Taxes may be paid as follows to the extent permitted by applicable statutes and regulations:

(i)	Cash or Check. In cash or by certified or bank check.

(ii)

Net Exercise. Unless otherwise determined by the Committee, by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Options by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the amount of the Exercise Price and/or Withheld Taxes, as applicable.

(iii)

Surrender of Stock. In each instance, at the sole discretion of the Committee, by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees in writing to accept such shares of Common Stock subject to such restriction or limitation. Such shares of Common Stock will be surrendered to the

Company in good form for transfer and will be valued by the Company at Fair Market Value on the date of the applicable exercise of the Options, or to the extent applicable, on the date the Withheld Taxes are to be determined. The Participant will not surrender, or attest to the ownership of, shares of Common Stock in payment of the Exercise Price (or Withheld Taxes) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Options for financial reporting purposes that otherwise would not have been recognized.

(iv)

Brokered Cashless Exercise. To the extent permitted by the Committee, from the proceeds of a sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates. In that case, the Participant will execute a notice of exercise and provide the Company’s third party Plan administrator with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate Exercise Price and/or Withheld Taxes, as applicable. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(v)	Other Consideration. In any other form of legal consideration that may be acceptable to the Committee.

(d)

Issuance of Shares. If the exercise notice and payment of the Exercise Price are in form and substance satisfactory to the Company, the Company shall deliver such shares of Common Stock either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares to be issued, registered in the name of the Participant. No fractional shares of Common Stock shall be delivered and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

7.

Section 280G. In the event that it is determined that any payments or benefits provided under the Plan and this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under the Plan, this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Company shall cooperate in good faith with the Participant in making such determination, including but not limited to providing the Participant with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any such reduction pursuant to this Section 7 shall be made in a manner that results in the greatest economic benefit for the Participant and is consistent with the requirements of Section 409A. Any determination required under this Section 7 shall be made in writing in good faith by a nationally recognized public accounting firm selected by the Company. The Company and the Participant shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 7.

8.	Miscellaneous Provisions

(a)

Rights of a Shareholder. Prior to issuance of shares of Common Stock following the exercise of the Options, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock subject to the Stock Option.

(b)

Transfer Restrictions. The shares of Common Stock delivered pursuant to the exercise of the Options shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(c)

Clawback Policy. The Participant acknowledges that the Participant is subject to the provisions of Section 12 (Forfeiture Events) and Section 14.6 (Trading Policy and Other Restrictions) of the Plan and any compensation recovery, “clawback” or similar policy adopted by the Company from time to time and/or made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection and Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

(d)

Adjustments. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.4 of the Plan, the Options and the stock price targets set forth in Section 3(a) through Section 3(c) may be adjusted in accordance with Section 4.4 of the Plan.

(e)

No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(f)

Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g)

Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(h)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(i)

Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)

Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(k)

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(l)

Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Options subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail. The Participant understands they have a right to consult with counsel and have been afforded the opportunity to consult with an attorney to the extent they wish to do so.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Stock Option Award Agreement as of the dates set forth below.

PARTICIPANT	PORTILLO’S INC.

By:______________________________	By: ______________________________

Date:_____________________________	Date: ____________________________

[Signature Page – Option Award Agreement]

Exhibit A

Good Reason

“Good Reason” shall mean the occurrence of any of the following events without the consent of the Participant: (i) a material reduction in the Participant’s base salary (other than a reduction affecting all similarly situated employees, which reduction does not exceed 10% of current base salary), (ii) a material diminution in the Participant’s position and duties or (iii) a requirement that the Participant relocate his or her current office outside a radius of fifty (50) miles from the Participant’s current office location. The Participant may not resign or otherwise terminate his or her employment for any reason set forth above as Good Reason unless the Participant (x) notifies the Company in reasonable detail within sixty (60) days following his or her initial knowledge of an event that would constitute Good Reason, (y) the Company fails to remedy such event within 30 days following receipt of such notice, and (z) the Participant terminates employment within 30 days following the end of such 30-day remedy period. Notwithstanding the foregoing, if the Participant is subject to an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate that defines Good Reason, then Good Reason shall have the meaning set forth therein, otherwise Good Reason as shall have the meaning defined in this Exhibit A.

Cause

[“Cause” means (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import, which shall include but not be limited to “gross misconduct”)), termination due to a Participant’s (1) failure to substantially perform Participant’s duties or obey lawful directives that, in the good faith judgment of the Company, is likely to significantly injure the reputation, business or a business relationship of the Company or any of its Affiliates, that continues after receipt of written notice from the Company and a ten (10)-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of Participant’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (5) (x) material breach or violation of any agreement with the Company or its Affiliates, including any restrictive covenant agreement applicable to Participant, or (y) significant violation of the code of conduct or similar written policy, including, without limitation, any sexual harassment policy, of the Company or its Affiliates; or (6) other conduct, acts or omissions that, in the good faith judgment of the Company, are likely to significantly injure the reputation, business or a business relationship of the Company or any of its Affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement. With respect to a termination of Service for a non-employee director, Cause means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. Any voluntary termination of Service by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for Cause.] NTD: Include for executive-level employees only. All other employees will be subject to standard definition of Cause in the equity plan.

4 NTD: Include for executive-level employees only. All other employees will be subject to standard definition of Cause in the equity plan.